Exhibit 5.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

January 27, 2017

Pinnacle Financial Partners, Inc.
150 3rd Avenue South, Suite 900
Nashville, Tennessee 37201

Re:	Sale of 3,220,000 Shares of Common Stock of Pinnacle Financial Partners, Inc.

Ladies and Gentlemen:
We have acted as counsel for Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), in connection with the offering of shares of common stock, par value $1.00 per share ("Common Stock"), by the Company pursuant to the Underwriting Agreement, dated January 23, 2017 (the "Underwriting Agreement"), by and between the Company and J.P. Morgan Securities LLC, as the sole underwriter (the "Underwriter"). The Underwriting Agreement provides for the purchase by the Underwriter of 2,800,000 shares of the Company's Common Stock, and, at the option of the Underwriter (which option has been exercised subsequent to the execution of the Underwriting Agreement), the purchase by the Underwriter of an additional 420,000 shares of the Company's Common Stock, together constituting a total of 3,220,000 shares of the Company's Common Stock (the "Shares"). The Shares are to be offered and sold by the Company pursuant to a prospectus supplement dated January 23, 2017 (the "Prospectus Supplement"), and the accompanying base prospectus dated January 23, 2017 (the "Base Prospectus" and collectively with the Prospectus Supplement, the "Prospectus"), that form part of the Company's registration statement on Form S-3, as amended (File No. 333-215654) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

1.	The Registration Statement and the exhibits thereto and the Base Prospectus and Prospectus Supplement included therein;
2.	An executed copy of the Underwriting Agreement;
3.	Such corporate documents and records of the Company, including the Company's Amended and Restated Charter, as amended, and the Company's Bylaws, as amended;
4.	A certificate from Tennessee's Secretary of State as to the good standing of the Company, dated as of January 20, 2017;
5.
Resolutions adopted by the Board of Directors of the Company and a duly authorized pricing committee thereof relating to, among other matters, the authorization of the sale, issuance and registration of the Shares and performance by the Company of the Underwriting Agreement (collectively, the "Resolutions"), certified as of the date hereof, by an officer of the Company;

6.	A certificate of officers of the Company with respect to certain factual matters, dated as of the date hereof; and
7.	Such other documents as we have deemed necessary or appropriate for purposes of this opinion, subject to the assumptions, limitations and qualifications stated herein.

In all such examinations, we have assumed the genuineness of signatures on the Documents and the conformity to such Documents of all copies submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the laws of the State of Tennessee and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered against payment therefore in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the current report on Form 8-K filed by the Company on January 27, 2017, which is incorporated by reference into the Registration Statement, and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement dated January 23, 2017. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC